EXHIBIT 23 - CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated November 11, 1999(except for the third paragraph of Note L, as to which the date is November 15, 1999), accompanying the consolidated financial statements included in the Annual Report of Innovex, Inc. on Form 10-K for the year ended September 30, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of Innovex, Inc. on Forms S-8 (File No. 33-14776, effective June 3, 1987, File No. 33-27530, effective March 17, 1989, File No. 33-59035, effective May 2, 1995,
File No. 333-10045, effective August 12, 1996, File No. 333-10047, effective August 12, 1996 and File No. 333-79427, effective May 27, 1999.)



                                                 \s\ GRANT THORNTON LLP

Minneapolis, Minnesota
December 10, 1999


                                      E-60                            Exhibit 23